Registration No.

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8

                          REGISTRATION STATEMENT
                                   under
                        THE SECURITIES ACT OF 1933

                   NATIONAL HEALTH & SAFETY CORPORATION
            (Exact name of issuer as specified in its charter)

             Utah                                87-0505222
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)                 Identification
                                                   Number)

             730 Louis Drive, Warminster, Pennsylvania  18974
         (Address of Principal Executive Offices)      (Zip Code)

                  Consulting Agreement with Thomas Coccio
                         (Full title of the plan)

                             R. Dennis Bowers
                              730 Louis Drive
                      Warminster, Pennsylvania 18974
                  (Name and address of agent for service)

                      CALCULATION OF REGISTRATION FEE

                                      Proposed     Proposed         Amount
                     Amount to        Maximum      Maximum            of
Title of                be           Offering     Aggregate       Registration
Securities          Registered         Price       Offering          Fee(1)
to be Registered                     Per Share       Price

Common Stock,        500,000         $ .10 per    $ 50,000         $ 100
par value $.001       Shares            Share

                                          TOTAL FEE                $ 100

(1) Based upon 500,000 shares of common stock granted under the plan covered by this Registration Statement. The fee with respect to these share has been calculated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Issuer's common stock on a date within five
     (5) days prior to the date of filing this Registration Statement, as reported by the OTC Bulletin Board.

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Part  II  -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

     The following documents are incorporated by reference in this Registration Statement by National Health & Safety Corporation
(the "Company") and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

     (a) The Company's latest annual report on Form 10-KSB for the fiscal year ended December 31, 1995, which contains audited financial statements for the Company's fiscal year ended
     December 31, 1995.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above.

     (c) The description of the Company's common stock is contained in Amendment No. 2 to its Form 10-SB filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of up-dating such description.


Item 4.  Description of Securities.

     Not applicable.


Item 5.  Interest of Named Experts and Counsel.

     Not applicable.


Item 6.  Indemnification of Directors and Officers.

     As permitted by the provisions of the Utah Revised Business Corporation Act (the "Utah Act"), the Company has the power to indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. The Company must indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director or officer of the Company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. The Company's Articles of Incorporation empower the Board of Directors to indemnify its officers, directors, agents or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

     The Company may pay for or reimburse reasonable expenses incurred by a director, officer, employee, fiduciary or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes the Company with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and undertake to repay the advance if it is ultimately determined that they did not meet such standard of conduct.

     Also pursuant to the Utah Act, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting, in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director. This provision does not eliminate or limit the liability of a director (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii) for an intentional infliction of harm on the corporation or its shareholders; (iii) for liability for a violation of
Section 16-10a-842 of the Utah Act (relating to distributions made in violation of the Utah Act); and (iv) for any intentional violation of criminal law. To date, the Company has not adopted such a provision in its Articles of Incorporation, By-Laws or by resolution. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Utah Act also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents.


Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits.

     (a) The following exhibits are filed with this Registration
Statement:

Exhibit No.                Exhibit Name

    5.1             Opinion of Leonard E. Neilson, P.C.

   23.1             Consent of Jones, Jensen & Company,
                    Independent Certified Public Accountants.

   23.2                  Consent of Leonard E. Neilson, P.C. (included
                    in Exhibit 5.1).

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Item 9.  Undertakings.

  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
  Statement:

       (i) To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warminster, State of Pennsylvania, on this 27th day of November, 1996.


                              National Health & Safety Corporation
                                         (Registrant)



                              By:   /s/   R. Dennis Bowers
                                          (Signature)
                                R. DENNIS BOWERS, President and
                                    Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                  Title               Date


                              President, Chief
/S/  R. Dennis Bowers         Executive Officer      November 27, 1996
     (Signature)              and Director




                              Vice President,
 /S/  Roger H. Folts          Treasurer and               November 27, 1996
      (Signature)             Director
                              (Chief Financial Officer)



                              Vice President,
/S/  Patricia S. Bathurst     Secretary and               November 27, 1996
     (Signature)              Director

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